Exhibit 10.2
Tvia, Inc. (Hefei) Co., Ltd.
and
MediaTek Inc. China

ASSETS TRANSFER AGREEMENT

ASSETS TRANSFER AGREEMENT
THIS ASSETS TRANSFER AGREEMENT (the “Agreement”) is made and entered into on November 30, 2007 by and between:
Tvia, Inc. (Hefei) Co., Ltd., a wholly foreign-owned company duly established and validly existing under the laws of the People’s Republic of China having its legal address at Software Park, Hefei National New & High Technology Industrial Development Zone (“Tvia”); and
MediaTek Inc. China, a wholly foreign-owned company duly established and validly existing under the laws of the People’s Republic of China having its legal address at Tower B, Software Research Centre, Information Industry Base, No. 622 Huangshan Road, Hefei, Anhui Province (“MediaTek”).
Tvia and MediaTek are referred to in this Agreement collectively as the Parties, and individually as a Party.
WHEREAS
(A)	Tvia has legal ownership and use right of certain equipment;

(B)	Tvia wishes to transfer to MediaTek and MediaTek wishes to acquire the equipment owned by Tvia, upon the terms and subject to the conditions set out below.
NOW, THEREFORE, the Parties agree as follows:
ARTICLE I
The following terms as used in this Agreement shall have the meanings set forth below:
Assets shall mean certain equipment used by Tvia in its business operation, including (i) the equipment set forth in Schedule 1, (ii) the duty-free equipment beyond the customs control period set forth in Schedule 2.1, (iii) the duty-free equipment within the customs control period set forth in Schedule 2.2, and (iv) the sets of personal computers of the transferred employees set forth in Schedule 4 (which may be partially or wholly waived by MediaTek).
Handover Date shall mean the latter of November 30, 2007 and the date designated by MediaTek in a written Notice on which Tvia transfers, delivers and hands over the Assets and titles thereto to MediaTek in accordance with this Agreement.
Encumbrance shall mean any mortgage, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.

Execution Date shall mean the date when this Agreement is signed by the Parties.
Rights and Interests shall mean all approvals, permits, consents, licenses, and ownership rights relating to the Assets and maintenance data in connection with the Assets.
Title Documents shall mean the title documents, government franchises, consents, permissions, approvals, authorizations, registrations and certificates, and the purchase contracts, invoices, receipts for payment, etc., pertaining to the ownership of, or the relevant rights and interests of, and regarding the ownership, maintenance and repair of each of the Assets.
Notice shall have the meaning under Article 4.1.9 of this Agreement.
ARTICLE II
2.1	Transfer of Assets
2.1.1	Pursuant to the terms and conditions of this Agreement, Tvia shall transfer and deliver the Assets and the titles thereto, inclusive of all warranties in respect of any of the Assets, free of any Encumbrance, in full to MediaTek on the Handover Date. For the avoidance of doubt, MediaTek may waive in writing the transfer of all or part of the sets of personal computers of the transferred employees set forth in Schedule 4.

2.1.2	In order to ensure the successful transfer of the Assets under this Agreement on the Handover Date, Tvia shall be responsible for carrying out the approval formalities with regard to the duty-free equipment beyond the customs control period set forth in Schedule 2.1 and the duty-free equipment within the customs control period set forth in Schedule 2.2 with relevant governmental authorities (including, without limitation, the customs), and pay the relevant taxes and duties (if required) within ten (10) days after the Execution Date. MediaTek shall provide necessary assistance in the aforesaid formalities.

2.1.3	If the Assets involve vehicles, Tvia shall be responsible for carrying out the vehicle transfer registration and MediaTek shall provide necessary assistance.

2.1.4	In consideration of Tvia’s transfer of the Assets, MediaTek shall pay a price in RMB equivalent to USD 300,000 (the “Transfer Price”). The exchange rate between RMB and USD shall be calculated based on the applicable base rate publicized by the People’s Bank of China on the Handover Date. The Transfer Price, shall be paid within ten (10) days after Tvia’s transfer and deliver of the Assets on the Handover Date, among which 85% of the Transfer Price (amounting to USD 255,000) shall be paid by MediaTek to the account designated by Tvia directly and the remaining 15% of the Transfer Price (amounting to USD 45,000) shall be paid pursuant to Article 2.1.5 below.

2.1.5	The Parties agree that an Escrow Agreement in the form attached as Schedule 5, or in the form otherwise agreed by the Parties (the “Escrow Agreement”) shall be executed by the Parties within seven (7) days after execution of this Agreement. With respect to the Transfer Price paid by MediaTek in accordance with Article 2.1.4, 15% of the Transfer Price (amounting to USD 45,000), being the escrow amount, shall be deposited to the independent bank account provided by Tvia and recognised by MediaTek, and shall be jointly supervised by the Parties pursuant to the Escrow Agreement. The escrow period shall be six (6) months starting from the date of payment. During such escrow period the escrow amount shall not be withdrawn without joint signatures of the authorized representatives of both Parties. After expiry of the escrow period and subject to the satisfaction of all the conditions precedent to the release of the escrow amount under the Escrow Agreement, Tvia may use the escrow amount, provided that MediaTek shall have the right to make appropriate deductions from such escrow amount if Tvia breaches any obligations under this Agreement or under the agreement otherwise entered into between the Parties with regard to the employees of Tvia. If any of the conditions precedent to the release of the escrow amount fails to be satisfied or waived by MediaTek at that time, the escrow amount shall be repaid to MediaTek in full.

2.1.6	If any of the warranties or the service and maintenance contracts is not capable of being assigned to MediaTek, Tvia shall hold the same for the benefit of MediaTek and shall act in accordance with the instructions of MediaTek when there is a claim arising therefrom.

2.1.7	In addition to the taxes and charges set forth in Article 3.1.12, each Party shall pay PRC taxes and charges required by PRC law or in connection with the transfer of the Assets to MediaTek under this Agreement.

2.1.8	Tvia shall be responsible for the risk and insurance in respect of the Assets up to (including) the Handover Date. After the Handover Date, insurance covering the Assets will be procured by MediaTek in its own name. With regard to the insurances set forth in Schedule 3 of this Agreement, Tvia shall, before the Handover Date, notify the insurers in writing of the transfer of the Assets in accordance with the relevant provisions of the insurance contracts signed with the insurers and complete the endorsement and change formalities. MediaTek shall provide necessary assistance.
2.2	Title, Technical and Other Documentation

Tvia shall provide MediaTek on or before the Handover Date with all Title Documents, all necessary technical documentation and certificates relating to each of the Assets, including, without limitation, ownership certificates (specifying MediaTek as the owner of the Assets which are free of any Encumbrance) related to the Assets. The Title Documents shall reflect the transfer in accordance with the provisions of this Agreement of all of the Assets to MediaTek and the registration of the ownership of all of the Assets in the name of MediaTek.

2.3	Further Assurances

After the Handover Date, Tvia shall from time to time, at the request of MediaTek and without further cost or expense to MediaTek, execute and deliver such other documents, and take such other action as MediaTek may reasonably request, to implement the transactions contemplated by this Agreement, and to vest in MediaTek good title to the Assets.

2.4	Operation of Business prior to the Handover Date
2.4.1	Unless otherwise consented in writing by MediaTek in advance, Tvia shall at all times from the Execution Date until the Handover Date operate the Business in the ordinary course and not: (1) incur any obligation or liability (fixed or contingent) which individually or in the aggregate, would cause a material adverse effect; (2) sell, assign, transfer, lease, create security on, or otherwise dispose of any Assets; (3) transfer or grant any rights under any concessions, leases, agreements, trademarks, trade names, service marks, brand marks, brand names or copyrights with respect to any Assets; (4) suffer any material loss or damage (whether or not such loss or damage shall have been covered by insurance) with respect to any Assets; or (5) enter into any material transaction, contract, agreement or commitment with respect to the Assets.
ARTICLE III
3.1	Representations and Warranties of Tvia

Tvia hereby represents and warrants to MediaTek as follows:
3.1.1	Organisation; Qualification

Tvia is a legal person duly organised and validly existing under the laws of PRC with its registered address set forth in the front part of this Agreement. The copies of the business license of Tvia already delivered to MediaTek are complete and correct copies of such documents as presently in effect.

3.1.2	Right, Power and Authority

Tvia has full legal right, power and authority to carry on its present activities, to own its properties and Assets, to execute and perform this Agreement and to carry out the transactions contemplated hereby.

3.1.3	Corporate Action

Tvia has taken all appropriate and necessary corporate and legal action to authorise the execution of this Agreement and to authorise the performance and observance of the terms and conditions of this Agreement.

3.1.4	Registrations and Approvals

In order to effectively execute this Agreement and make this Agreement come into effect, Tvia has obtained in the name of MediaTek all licences, permits, approvals and other authorisations as are necessary in order to enable MediaTek to own, operate, and use the Assets as they are currently being used. All such licenses, permits, approvals, and authorisations are in full force and effect and will not be terminated or forfeited as a result of the transactions contemplated hereby. No violations have been recorded or alleged in respect of any such licences, permits, approvals or authorisations, and no proceeding is pending or, to the knowledge of Tvia, threatened or contemplated with respect to the revocation or limitation of the same.

3.1.5	Binding Agreement

This Agreement constitutes the legal, valid and binding obligation of Tvia enforceable in accordance with its terms. The execution, delivery and performance of the terms of this Agreement (i) will not violate or contravene any provision of law or other governmental directive, whether or not having legal force, which is applicable to Tvia, (ii) will not violate any governmental guideline or policy applicable to Tvia, and (iii) will not conflict with the constituent documents of Tvia.

3.1.6	Complete Assets

Upon Tvia’s transfer of the Assets, MediaTek will own all of the Assets and the complete Rights and Interests free of any Encumbrance.

3.1.7	No Material Adverse Change

During the period from the Execution Date to the Handover Date, there has not been and will not be any material adverse change in any of the Assets, and Tvia does not know of any such change which is threatened.

3.1.8	Ownership of Assets

Tvia has all legal, effective and substantial ownership of the Assets, which are free of any Encumbrance. Tvia neither holds nor uses any of the Assets pursuant to any lease, conditional sales contract or similar arrangement.

Neither Tvia nor any of its affiliates has any obligation, liability or contractual commitment to any third party in respect of the Assets. All consents, permits and approvals from parties to any contracts or other agreements with Tvia necessary for the transfer of the Assets shall have been obtained (if any) prior to the Handover Date.

3.1.9	Compliance with Laws

Tvia has, to the best of its knowledge, complied with all material laws and regulations applicable to it or the Assets. All permits of Tvia are in full force and effect, and no proceeding is pending, or to the knowledge of Tvia, threatened, to revoke or limit any permit.

3.1.10	No Change of Circumstances

From the Execution Date to the Handover Date, there will not be:
(1)	any change or agreement to change the character of the Assets;

(2)	any sale or transfer of, lease or creation of security on the Assets;

(3)	any waiver by Tvia of any Rights and Interests or of any direct or indirect repayment of any liability adversely affecting the Assets;

(4)	any change in the accounting methods or practices followed by Tvia in connection with the Assets; and

(5)	any conduct in relation to the Assets outside the ordinary course of business.
3.1.11	Equipment

The equipment included in the Assets are in good operating condition. The equipment configuration, with the exception of the configuration in the sets of personal computers of the transferred employees as listed in Schedule 4 possessed or used by Tvia’s employees without Tiva’s consent, does not infringe the patent rights or know-how of any third parties. Tvia has provided MediaTek with a true and complete list of all such equipment, indicating all relevant information relating to them, including the date of purchase of such equipment and specifications relating to them, etc. Tvia has not received notification that it is in violation of any applicable anti-pollution, health or other laws and regulations in respect of the equipment due to its Assets, equipment or their operation and no such violation exists.

3.1.12	Taxes

Tvia shall be responsible for paying all import duty, taxes and other charges in relation to the Assets payable or accrued till the Handover Date.

3.1.13	Contracts and Commitments

There are no contracts or other agreements to which Tvia is a party and any of the Assets is or may be subject.

3.1.14	Disclosure

No representations or warranties by Tvia in this Agreement or other written documents furnished or to be furnished by Tvia to MediaTek pursuant to the provisions of this Agreement or in connection with the transactions it contemplates contain or will contain any untrue statement of material fact or omit or will omit any material fact necessary to make the statements in this Agreement or such other written documents not misleading.

3.1.15	Insurance

A summary of the insurances relating to the Assets is set out in Schedule 3. Tvia shall hold and maintain such insurance policies until the Handover Date. Such insurance policies are in full force and effect, and there are no circumstances which might lead to any liability arising under such insurance policies which has already been exempted by the insurers or the premiums being increased on or prior to the Handover Date.

As of the Handover Date, other than those that have been disclosed to MediaTek, no claim of Tvia shall be outstanding under any such policy of insurance and there are no circumstances likely to give rise to such a claim.

3.1.16	Legal Proceedings

There are no claims, actions, suits or proceedings pending or, brought forward or to be brought forward against or affecting Tvia in respect of the Assets, which will have material adverse effect on the transactions contemplated hereunder.

3.1.17	Neither this Agreement nor any contracts and agreements related to this Agreement contain any untrue or misleading statement concerning the Assets.
3.2	Representations and Warranties of MediaTek

MediaTek represents and warrants to Tvia as follows:
3.2.1	Organisation; Qualification

MediaTek, at the time of the transfer of the Assets, is a wholly foreign owned company duly organised and validly existing as a legal person under the laws of PRC with its registered address set forth in the front part of this Agreement.

3.2.2	Right, Power and Authority

MediaTek, at the time of the transfer of the Assets, has the full legal right, power and authority to carry out the transactions contemplated in this Agreement, to own its properties and Assets and to execute and perform this Agreement.

3.2.3	Corporate Action

MediaTek has taken or at the time of the transfer of the Assets will have taken all necessary corporate and legal action to authorise the execution of this Agreement and to authorise the performance and observance of the terms and conditions of this Agreement.

3.2.4	Binding Agreement

This Agreement constitutes the legal, valid and binding obligation of MediaTek enforceable in accordance with its terms. The execution, delivery and performance of the terms of this Agreement (i) will not violate or contravene any provision of law or other governmental directive, whether or not having the force of law, which is applicable to MediaTek, (ii) will not violate any guideline or policy of the Chinese government applicable to MediaTek, and (iii) will not conflict with the Articles of Association of MediaTek.
ARTICLE IV
4.1	Conditions Precedent to MediaTek’s Acceptance of Assets

MediaTek’s acceptance of the Assets is subject to the fulfilment of the following conditions, any one or more of which may be waived by MediaTek:
4.1.1	Representations and Warranties of Tvia

The representations and warranties of Tvia contained in this Agreement shall be true and accurate as of the date when made and on and after the Handover Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement. Tvia shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Handover Date.

4.1.2	Corporate and Governmental Consents

The board approval of the transfer of the Assets under this Agreement and all governmental approvals (if any) of the transactions contemplated hereby shall have been obtained. Among others, for the duty-free equipment beyond the customs control period set forth in Schedule 2.1, relevant governmental approval shall be obtained, and for the duty-free equipment within the customs control period set forth in Schedule 2.2 relevant governmental approval shall be obtained and relevant taxes and duties required to be paid for the equipment under customs supervision and control under the PRC law (if any) shall be paid, including without limitation import duty and import value-added tax.

4.1.3	Delivery of Title, Technical and Other Documentation

Tvia has provided MediaTek with all Title Documents, all necessary technical documentation and certificates relating to each of the Assets, including, without limitation, ownership certificates (specifying MediaTek as the owner of the Assets which are free of any Encumbrance) related to the Assets.

4.1.4	Endorsement and Change of Insurance

With respect to the insurances set forth in Schedule 3 of this Agreement, Tvia has notified the insurers in writing of the transfer of the Assets and completed the endorsement and change formalities.

4.1.5	No Proceeding or Litigation

On the Handover Date, no suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

4.1.6	Due Diligence

MediaTek has completed the legal due diligence and financial due diligence with regard to the Assets to be transferred under this Agreement and fully accepted the results of such due diligence.

4.1.7	Approval of MediaTek

MediaTek has obtained the approvals from its board of directors and relevant governmental authorities, of the transactions contemplated hereby.

4.1.8	Transfer of Employees

Tvia has fully performed the obligations under the agreement otherwise signed with MediaTek with regard to the employees of Tvia.

4.1.9	Written Notice of MediaTek

MediaTek has issued to Tvia a written notice (“Notice”) stating that all the above conditions precedent have been fulfilled and designating a Handover Date.
4.2	Conditions Precedent to Tvia’ Transfer of Assets

Tvia’s transfer of the Assets shall be subject to the fulfilment of the following conditions, any one or more of which may be waived by Tvia:

4.2.1	Representations and Warranties of MediaTek

The representations and warranties of MediaTek contained in this Agreement shall be true and accurate in all material respects as of the date when made and at and as of the Handover Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement. MediaTek shall have performed and complied with all covenants and agreements required by this Agreement which shall be performed or complied with by it on or prior to the Handover Date.

4.2.2	No Proceeding or Litigation

On the Handover Date, no suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.
ARTICLE V
5.1	Survival of Warranties

The respective representations and warranties of Tvia and MediaTek contained in this Agreement or any certificates or other documents delivered prior to or on the Handover Date shall not be waived or otherwise affected by an investigation made by any Party.

5.2	Indemnification by Tvia

Subject to the applicable laws and regulations, notwithstanding any other provision of this Agreement and subject to the terms and conditions of this Article, Tvia hereby agrees to reimburse, indemnify and hold harmless MediaTek from and against any and all claims, actions, liabilities, indebtednesses, losses, damages, costs, expenses, judgements and settlements, including reasonable attorney’s fees, of any kind relating to or arising out of or in connection with or incidental to any breach of any representation or warranty of Tvia under this Agreement or the failure of Tvia to perform any of its obligations under this Agreement resulting in losses to MediaTek.

5.3	Indemnification by Meida Tek

Subject to the applicable laws and regulations, notwithstanding any other provision of this Agreement and subject to the terms and conditions of this Article, MediaTek hereby agrees to reimburse, indemnify and hold harmless Tvia from and against any and all claims, actions, liabilities, indebtednesses, losses, damages, costs, expenses, judgements and settlements, including reasonable attorney’s fees, of any kind relating to or arising out of or in connection with or incidental to any breach of any representation or warranty of MediaTek under this Agreement or the failure of MediaTek to perform any of its obligations under this Agreement which result in losses to Tvia.

5.4	Survival of Indemnification Obligations

The indemnification obligations described in Articles 5.2 and 5.3 shall survive any termination, cancellation or expiration of this Agreement.
ARTICLE VI
6.1	Termination of Agreement

This Agreement may be terminated at any time prior to the Handover Date:
6.1.1	by mutual written consent of MediaTek and Tvia;

6.1.2	by MediaTek, if the Agreement cannot be performed because Tvia has breached any covenant or agreement contained in this Agreement;

6.1.3	by Tvia, if the Agreement cannot be performed because MediaTek has breached any covenant or agreement contained in this Agreement.
6.2	Procedure and Effect of Termination

In the event of termination of this Agreement and the transactions contemplated herein by either Party pursuant to Articles 6.1.2 and 6.1.3, written notice shall forthwith be given to the other Party and this Agreement shall be terminated and the transactions contemplated herein shall be abandoned, in which case:
6.2.1	subject to the applicable laws and regulations, neither Party shall have any liability or further obligation to the other Party except as otherwise provided in this Agreement; provided, that this is not intended to release either Party of any liability it may otherwise have for a breach of any provision of this Agreement; and

6.2.2	subject to the applicable laws and regulations, all filings, applications and other submissions made pursuant to this Agreement shall be withdrawn from the governmental authorities or other persons to which they were made.
ARTICLE VII
7.1	Governing Law

The validity, interpretation, execution, amendment and termination of this Agreement shall be governed by the laws of the PRC.

7.2	Dispute Resolution
7.2.1	Any dispute, controversy or claim arising out of or in connection with this transaction shall be settled through friendly consultations between the nominated representatives of the Parties. If no settlement is reached within sixty (60) days from the date of notification by a Party that it intends to submit a dispute, controversy or claim to arbitration, then such dispute, controversy or claim shall be finally resolved through arbitration by the China International Economic and Trade Arbitration Commission Shanghai Sub-commission (“CIETAC”) in accordance with its arbitration rules, which shall be deemed to be incorporated by reference into this clause.

7.2.2	The place of arbitration shall be Shanghai, PRC.

7.2.3	The languages of arbitration shall be Chinese.

7.2.4	The tribunal shall consist of three (3) arbitrators. Tvia shall select one (1) arbitrator and MediaTek shall select one (1) arbitrator. The presiding arbitrator shall be selected by agreement between the arbitrators selected by Tvia and MediaTek or, if no agreement is reached within ten (10) days of the appointment of the two Party-nominated arbitrators, be appointed by the Chairman of CIETAC.

7.2.5	The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The arbitration fee shall be equally borne by the Parties, unless otherwise determined by the arbitral award.

7.2.6	When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining obligations under this Agreement.

7.2.7	The arbitration award shall be enforceable (if any) by any court having jurisdiction over the Party against which the award has been rendered or wherever its assets are located.
7.3	Severability

The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

7.4	Language

This Agreement shall be written in Chinese and English both in four (4) originals. If there is any discrepancy between the two languages, the Chinese version shall prevail. Each Party shall keep two (2) originals of each language.

7.5	Entire Agreement

This Agreement constitutes the entire agreement of the Parties in respect of the transactions contemplated in this Agreement and supersedes all prior discussions, negotiations, agreements and understandings between the Parties.

7.6	Waiver

Failure or delay on the part of either Party to exercise any right, power or privilege under this Agreement shall not operate as a waiver of such right, power of privilege, nor shall any single or partial exercise of any right, power or privilege preclude exercise of any other right, power or privilege.

7.7	Assignability

Any rights and obligations under this Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party.

7.8	Binding Effect

This Agreement is made for the benefit of MediaTek and Tvia and may be enforced by any one of them. This Agreement may be amended only by a written instrument signed by MediaTek and Tvia.

7.9	Notices

Any notice required or permitted to be given under this Agreement shall be given in writing and delivered by messenger, courier, or registered airmail to the then current mailing address of such Party. The current mailing addresses of the Parties are shown on the first page of the text of this Agreement. The notice shall be deemed to be delivered on the date of delivery of such notice.
During the term of this Agreement, either Party shall have the right to change its address at any time, provided that the other Party is given notice of such change pursuant to this Article.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorised representative on the date first above written.

Tvia, Inc. (Hefei) Co., Ltd.

By:	/s/ Eli Porat

Name:	ELI PORAT

Title:	Authorized Representative

MediaTek Inc. China

By:	/s/ Wen-Hsin Wang

Name:	Wen-Hsin Wang

Title:	General Manager